Exhibit 99.2

FOR IMMEDIATE RELEASE

Appvion Enters into Sale Agreement to Position Business for Long-Term Success

Group of Lenders to Provide Stalking Horse Bid in Court-Supervised Sale Process

(Appleton, Wis., February 8, 2018) – Appvion, Inc. (the “Company”) today announced that it has filed a motion in the U.S. Bankruptcy Court for the District of Delaware for approval of a stalking horse asset purchase agreement bid from a group of its lenders (the “Purchaser”) to acquire substantially all of Appvion’s assets in a sale process under Section 363 of the Bankruptcy Code.

“After evaluating options to address our capital structure and conducting extensive negotiations with our lenders, we determined that a sale would be the best path forward for Appvion,” said Kevin Gilligan, Chief Executive Officer of Appvion. “We expect that the sale process will be seamless for our stakeholders and will not disrupt our operations. This process will bring a timely and efficient conclusion to our restructuring and ensure that our company emerges as a healthier, financially-stable business poised to compete long term in the specialty paper market and further invest in the innovation that has made Appvion a market leader.”

Gilligan continued, “We believe that launching the sale process with a going-concern offer from the Purchaser – a long-term lender to and supporter of our business – is the best option for Appvion. The transaction would maximize the value of our assets and create the optimal long-term outcome for our employees, customers, and vendors. Importantly, this transaction would result in a substantially deleveraged balance sheet for Appvion, upon which to continue executing our business strategy. We are confident that Appvion would be an even stronger partner to all of our stakeholders in the years to come as a result of this transaction.”

The agreement with the Purchaser, which is subject to higher or otherwise better offers, provides a total consideration of $325 million plus the assumption of substantial liabilities. Pursuant to Section 363, Appvion intends to implement bid procedures to allow other qualified bidders the opportunity to submit competing bids through a court-supervised sale process.

The Court is scheduled to consider the proposed bid procedures on March 1, 2018. Appvion has requested authorization to proceed with an auction on April 23, 2018, provided the Company receives qualified overbids no later than April 19, 2018, at 4:00 p.m. (ET). The Company would then select the best bidder for the ongoing business at the conclusion of the auction, as applicable, and seek approval of the sale to the Purchaser, or the successful bidder, at a hearing shortly thereafter.

Interested bidders are encouraged to contact Alexander Rohan at Guggenheim Securities at (212) 823-6648.

As previously announced, on October 1, 2017, Appvion and certain of its subsidiaries filed voluntary Chapter 11 cases to facilitate a balance sheet restructuring and better position the business for long-term growth and success.

DLA Piper is serving as legal counsel to Appvion, Guggenheim is serving as the Company’s investment banker, and AlixPartners is providing Chief Restructuring Officer services.

About Appvion

Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty, and colored papers. Headquartered in Appleton, Wisconsin and employing approximately 1,300 people, Appvion operates coating and converting plants there and in West Carrollton, Ohio and a pulp and paper mill in Roaring Spring, Pennsylvania. For more information, visit www.appvion.com.

Media Contacts:	Bill Van Den Brandt
Senior Manager, Corporate Communications
(920) 991-8613
bvandenbrandt@appvion.com

Finsbury
Kal Goldberg / Sherri L. Toub / Nick Leasure
(646) 805-2854

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